Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson	Deanna Hart
August 3, 2021		Corporate Communications	Investor Relations
		919-716-2716	919-716-2137

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR SECOND QUARTER 2021
RALEIGH, N.C. -- First Citizens BancShares Inc. (“BancShares”) (Nasdaq: FCNCA) reported another quarter of strong earnings for the second quarter of 2021. Key results for the quarter ended June 30, 2021, are presented below:

SECOND QUARTER RESULTS

Q2 2021	Q2 2020	Q2 2021	Q2 2020	Q2 2021	Q2 2020	Q2 2021	Q2 2020	Q2 2021	Q2 2020
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$152.8	$153.8	$15.09	$14.74	2.68%	3.14%	1.13%	1.36%	14.64%	16.43%

YEAR-TO-DATE (“YTD”) RESULTS

2021	2020	2021	2020	2021	2020	2021	2020	2021	2020
Net income (in millions)		Net income per share		Net interest margin		Return on average assets		Return on average equity
$300.1	$211.0	$29.63	$20.04	2.74%	3.33%	1.14%	0.98%	14.67%	11.40%

SECOND QUARTER HIGHLIGHTS

Net income
Net income was $152.8 million for the second quarter of 2021, a decrease of $1.0 million, or by 0.6% compared to the same quarter in 2020. Net income per common share was $15.09 for the second quarter of 2021, compared to $14.74 per share for the same quarter in 2020.

Return on average assets and equity
Return on average assets for the second quarter of 2021 was 1.13%, down from 1.36% for the comparable quarter in 2020. Return on average equity for the second quarter of 2021 was 14.64%, down from 16.43% for the comparable quarter in 2020.

Net interest income and net interest margin
Net interest income was $346.4 million for the second quarter of 2021, an increase of $9.0 million, or by 2.7% compared to the same quarter in 2020. The taxable-equivalent net interest margin (“NIM”) was 2.68% for the second quarter of 2021, down 46 basis points from 3.14% for the comparable quarter in 2020.

Provision for credit losses
The provision for credit losses was a benefit of $19.6 million during the second quarter of 2021, compared to a $20.6 million expense during the same quarter in 2020. The allowance for credit losses (“ACL”) was $189.1 million at June 30, 2021, compared to $224.3 million at December 31, 2020, representing 0.58% and 0.68% of loans, respectively.

Operating performance
Noninterest income was $134.2 million for the second quarter of 2021, a decrease of $31.3 million, or by 18.9% compared to the same quarter in 2020. Noninterest expense was $301.6 million for the second quarter of 2021, an increase of $9.9 million, or by 3.4% compared to the same quarter in 2020.

Loans and credit quality
Total loans declined to $32.7 billion, a decrease of $102.3 million, or by 0.6% on an annualized basis since December 31, 2020. Excluding loans originated under the Small Business Administration Paycheck Protection Program (“SBA-PPP”), total loans increased $604.7 million, or by 3.7% on an annualized basis since December 31, 2020. The net charge-off ratio was 0.02% for the second quarter of 2021 compared to 0.09% for the same quarter in 2020.

Deposits	Total deposits grew to $48.4 billion, an increase of $5.0 billion, or by 23.1% on an annualized basis since December 31, 2020 driven by organic growth and the effects of government stimulus.

Capital	BancShares remained well capitalized with a total risk-based capital ratio of 14.2%, a Tier 1 risk-based capital ratio of 12.1%, a Common Equity Tier 1 ratio of 11.1% and a Tier 1 leverage ratio of 7.7%.

MERGER WITH CIT GROUP INC.
On October 15, 2020, BancShares entered into a definitive merger agreement with CIT Group Inc. (“CIT”) through which the companies plan to combine in an all-stock merger. The transaction has been approved by the shareholders of both companies and has received regulatory approval from the North Carolina Commissioner of Banks and the Federal Deposit Insurance Corporation (“FDIC”). Completion of the proposed merger remains subject to approval from the Board of Governors of the Federal Reserve System and closing is expected in the third quarter, subject to such approval and the satisfaction or waiver of other customary closing conditions.
NET INTEREST INCOME
Net interest income was $346.4 million for the second quarter of 2021, an increase of $9.0 million, or by 2.7% compared to the same quarter in 2020. This was primarily due to lower rates paid on interest-bearing deposits, an increase in interest and fee income on SBA-PPP loans, and organic loan growth, partially offset by a decline in the yield on interest-earning assets. SBA-PPP loans contributed $27.2 million in interest and fee income for the second quarter of 2021 compared to $19.0 million for the same quarter in 2020. Net interest income increased $6.7 million, or by 2.0% compared to the linked quarter primarily due to higher investment portfolio balance and yield. The taxable-equivalent NIM was 2.68% during the second quarter of 2021, a decrease of 46 basis points from 3.14% for the comparable quarter in 2020. The margin decline was primarily due to changes in earning asset mix and a decline in the yield on interest-earning assets, partially offset by lower rates paid on interest-bearing deposits and the yield on SBA-PPP loans. The taxable-equivalent NIM declined 12 basis points from 2.80% for the linked quarter primarily due to changes in earning asset mix.
Net interest income was $686.0 million for the six months ended June 30, 2021, an increase of $10.3 million, or by 1.5% compared to the same period in 2020. This was primarily due to lower rates paid on interest-bearing deposits, an increase in interest and fee income on SBA-PPP loans, and organic loan growth, partially offset by a decline in the yield on interest-earning assets. SBA-PPP loans contributed $58.1 million in interest and fee income for the six months ended June 30, 2021, compared to $19.0 million for the same period in 2020. The taxable-equivalent NIM was 2.74% for the six months ended June 30, 2021, a decrease of 59 basis points from 3.33% for the comparable period in 2020. The margin decline was primarily due to changes in earning asset mix and a decline in the yield on interest-earning assets, partially offset by lower rates paid on interest-bearing deposits and the yield on SBA-PPP loans.
PROVISION FOR CREDIT LOSSES
Provision for credit losses was a benefit of $19.6 million for the second quarter of 2021 compared to $20.6 million in expense for the same quarter in 2020. The second quarter of 2021 was favorably impacted by $21.6 million in reserve release driven primarily by continued strong credit performance, low net charge-offs, and improvement in macroeconomic factors. The comparable quarter in 2020 included $14.6 million in reserve build related to uncertainties surrounding COVID-19. Total net charge-offs for the second quarter of 2021 were $2.0 million, a decrease from $7.4 million for the comparable quarter in 2020 due to a lower volume of charge-offs and stable recoveries. The net charge-off ratio was 0.02% for the second quarter of 2021 compared to 0.09% for the same quarter in 2020. Excluding the impact of SBA-PPP loans on average loan balances, the net charge-off ratio was 0.03% for the second quarter of 2021 compared to 0.10% for the same quarter in 2020.
Provision for credit losses was a benefit of $30.6 million for the six months ended June 30, 2021, compared to $48.9 million in expense for the same period in 2020. The six months ended June 30, 2021, was favorably impacted by $35.2 million in reserve release driven primarily by continued strong credit performance, low net charge-offs, and improvement in macroeconomic factors. The comparable period in 2020 included $36.1 million in reserve build related to uncertainties surrounding COVID-19. Total net charge-offs for the six months ended June 30, 2021, were $4.6 million, a decrease from $14.9 million for the comparable period in 2020 due to a lower volume of charge-offs and stable recoveries. The net charge-off ratio was 0.03% for the six months ended June 30, 2021, compared to 0.10% for the same period in 2020. The impact of SBA-PPP loans on average loan balances did not have an impact on the net charge-off ratio for the six months ended June 30, 2021 and 2020.

NONINTEREST INCOME
Noninterest income was $134.2 million for the second quarter of 2021, a decrease of $31.3 million, or by 18.9% compared to $165.4 million for the same quarter in 2020. The primary driver of the decrease was a $52.9 million decline in fair market value adjustments on marketable equity securities. Fair market value adjustments on marketable equity securities were heightened in the second quarter of 2020 as BancShares built up its equity portfolio when the market contracted. As the market started to improve in the second quarter of 2020, BancShares sold a large portion of it to realize the gains. Additionally, there was a $3.9 million decrease in mortgage income due to a decline in gain on sale driven by interest rate movements. These decreases were partially offset by a $9.4 million increase in wealth management services due to increases in annuity fees, assets under management, and advisory and transaction fees, a $4.9 million increase in cardholder services income, net, a $4.4 million increase in service charges on deposit accounts, and a $3.2 million increase in merchant services income, net. Excluding fair market value adjustments on marketable equity securities and realized gains on available for sale securities, noninterest income was $106.7 million for the second quarter of 2021, an increase of $19.6 million, or by 22.5% compared to $87.1 million for the same quarter in 2020.
Noninterest income was $270.8 million for the six months ended June 30, 2021, an increase of $41.4 million, or by 18.0% compared to $229.4 million for the same period in 2020. The primary drivers of the increase were a $15.2 million increase in wealth management services due to increases in annuity fees, assets under management, and advisory and transaction fees, a $14.5 million increase in fair market value adjustments on marketable equity securities, a $6.7 million increase in cardholder services income, net, and a $6.2 million increase in merchant services income, net, and a $3.9 million increase in mortgage income. These increases were partially offset by an $8.5 million decrease in realized gains on available for sale securities. Excluding fair market value adjustments on marketable equity securities and realized gains on available for sale securities, noninterest income was $218.1 million for the six months ended June 30, 2021, an increase of $35.4 million, or by 19.4% compared to $182.7 million for the same period in 2020.
NONINTEREST EXPENSE
Noninterest expense was $301.6 million for the second quarter of 2021, an increase of $9.9 million, or by 3.4% compared to the same quarter in 2020. The primary drivers of the increase were a $7.0 million increase in salaries and wages due to an increase in payroll incentives and a $4.9 million increase in employee benefits due to higher health insurance claims.
Noninterest expense was $597.5 million for the six months ended June 30, 2021, an increase of $5.9 million, or by 1.0% compared to the same period in 2020. The primary drivers of the increase were a $9.6 million increase in salaries and wages due to an increase in payroll incentives, a $7.5 million increase in processing fees paid to third parties as we continue to make investments in our digital and technological capabilities, and a $4.0 million increase in merger-related expense associated with the pending merger with CIT. These increases were partially offset by a $14.4 million decrease in other expense due to a decrease in other pension expense and a $5.6 million decrease in collection and foreclosure-related expenses.
INCOME TAXES
The effective tax rate was 23.1% for the second quarter of 2021 compared to 19.3% for the same quarter in 2020. The effective tax rate was 23.0% for the six months ended June 30, 2021, compared to 20.3% for the same period in 2020.
The effective tax rates for the prior year were favorably impacted by BancShares’ decision to utilize an allowable alternative for computing its 2020 federal income tax liability. The allowable alternative provided BancShares the ability to use the federal income tax rate for certain deductible amounts related to FDIC-assisted acquisitions that was applicable when these amounts were originally subject to tax.
LOANS AND DEPOSITS
At June 30, 2021, loans totaled $32.7 billion, a decrease of $102.3 million, or by 0.6% on an annualized basis since December 31, 2020. Excluding SBA-PPP loans, total loans increased $604.7 million, or by 3.7% on an annualized basis since December 31, 2020.

At June 30, 2021, deposits totaled $48.4 billion, an increase of $5.0 billion, or by 23.1% on an annualized basis since December 31, 2020, driven by organic growth and the effects of government stimulus.
ALLOWANCE FOR CREDIT LOSSES (ACL)
The ACL was $189.1 million at June 30, 2021, compared to $224.3 million at December 31, 2020. The ACL as a percentage of total loans was 0.58% at June 30, 2021, compared to 0.68% at December 31, 2020. The reduction was primarily due to $35.2 million in reserve release for the six months ended June 30, 2021, driven primarily by continued strong credit performance, low net charge-offs, and improvement in macroeconomic factors. Excluding SBA-PPP loans, which have no associated ACL, the ACL as a percentage of total loans was 0.61% as of June 30, 2021, compared to 0.74% as of December 31, 2020.
NONPERFORMING ASSETS
Nonperforming assets, including nonaccrual loans and other real estate owned, were $231.1 million, or 0.71% of total loans and other real estate owned at June 30, 2021, compared to $242.4 million or 0.74% at December 31, 2020. Excluding the impact of SBA-PPP loans on loan balances, the ratio of total nonperforming assets to total loans, leases, and other real estate owned was 0.74% as of June 30, 2021, compared to 0.80% at December 31, 2020.
CAPITAL TRANSACTIONS
During the second quarter of 2021, BancShares did not repurchase any shares of Class A common stock compared to repurchases of 346,000 shares of Class A common stock for $127.0 million at an average cost per share of $367.03 for the comparable quarter in 2020. For the six months ended June 30, 2021, BancShares did not repurchase any shares of Class A common stock compared to repurchases of 695,390 shares of Class A common stock for $286.7 million at an average cost per share of $412.28 for the comparable period in 2020. All Class A common stock repurchases completed in 2020 were consummated under previously approved authorizations. Following the expiration of our latest share repurchase authorization on July 31, 2020, share repurchase activity was suspended.
EARNINGS CALL DETAILS
First Citizens BancShares Inc. will host a conference call to discuss the company's financial results on August 3, 2021, at 9 a.m. Eastern time.
To access this call, dial:
Domestic:    833-654-8257
International:    602-585-9869
Conference ID: 6592133

The second quarter 2021 earnings presentation and news release will be available on the company’s website at www.firstcitizens.com/investor-relations.
After the conference call, you may access a replay of the call through August 16, 2021, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) with conference ID 6592133.

For investor inquiries, contact Deanna Hart, Investor Relations, at 919-716-2137.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of June 30, 2021, BancShares had total assets of $55.2 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of BancShares. Words such as “anticipates,” “believes,” “estimates,” “expects,” “predicts,” “forecasts,” “intends,” “plans,” “projects,” “targets,” “designed,” “could,” “may,” “should,” “will,” “potential,” “continue” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on BancShares’ current expectations and assumptions regarding BancShares’ business, the economy, and other future conditions.

Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other risk factors that are difficult to predict. Many possible events or factors could affect BancShares’ future financial results and performance and could cause the actual results, performance or achievements of BancShares to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the impacts of the global COVID-19 pandemic on BancShares’ business and customers, the financial success or changing conditions or strategies of BancShares’ customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of BancShares’ previously announced acquisition transaction(s), the failure to realize the anticipated benefits of BancShares’ previously announced acquisition transaction(s), and general competitive, economic, political, and market conditions, as well as risks related to the proposed transaction with CIT Group Inc (“CIT”) including, in addition to those described above and among others, (1) the risk that the cost savings, any revenue synergies and other anticipated benefits of the proposed transaction may not be realized or may take longer than anticipated to be realized, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the condition of the economy and competitive factors in areas where BancShares and CIT do business, (2) disruption to BancShares’ and CIT’s businesses as a result of the pendency of the proposed transaction and diversion of management’s attention from ongoing business operations and opportunities, (3) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement, (4) the risk that the integration of BancShares’ and CIT’s operations will be materially delayed or will be more costly or difficult than expected or that BancShares and CIT are otherwise unable to successfully integrate their businesses, (5) the outcome of any legal proceedings that may be or have been instituted against BancShares and/or CIT, (6) the failure to obtain required governmental approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction), (7) reputational risk and potential adverse reactions of BancShares’ and/or CIT’s customers, suppliers, employees or other business partners, including those resulting from the announcement or completion of the proposed transaction, (8) the failure of any of the closing conditions in the definitive merger agreement to be satisfied on a timely basis or at all, (9) delays in closing the proposed transaction, (10) the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (11) the dilution caused by BancShares’ issuance of additional shares of its capital stock in connection with the proposed transaction, (12) other factors that may affect future results of BancShares and CIT including changes in asset quality and credit risk, the inability to sustain revenue and earnings growth, changes in interest rates and capital markets, inflation, customer borrowing, repayment, investment and deposit practices, the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms, and (13) the impact of the global COVID-19 pandemic on CIT’s business, the parties’ ability to complete the proposed transaction and/or any of the other foregoing risks.

Except to the extent required by applicable laws or regulations, BancShares disclaims any obligation to update forward-looking statements or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding BancShares and factors which could affect the forward-looking statements contained herein can be found in BancShares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and its other filings with the Securities and Exchange Commission.

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CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, unaudited)	June 30, 2021	December 31, 2020
Assets
Cash and due from banks	$395,364	$362,048
Overnight investments	7,871,382	4,347,336
Investment in marketable equity securities (cost of $84,297 at June 30, 2021 and $84,837 at December 31, 2020)	118,540	91,680
Investment securities available for sale (cost of $7,335,745 at June 30, 2021 and $6,911,965 at December 31, 2020)	7,381,083	7,014,243
Investment securities held to maturity (fair value of $3,377,085 at June 30, 2021 and $2,838,499 at December 31, 2020)	3,394,604	2,816,982
Loans held for sale	107,768	124,837
Loans and leases	32,689,652	32,791,975
Allowance for credit losses	(189,094)	(224,314)
Net loans and leases	32,500,558	32,567,661
Premises and equipment	1,237,860	1,251,283
Other real estate owned	43,685	50,890
Income earned not collected	133,043	145,694
Goodwill	350,298	350,298
Other intangible assets	47,439	50,775
Other assets	1,593,694	783,953
Total assets	$55,175,318	$49,957,680
Liabilities
Deposits:
Noninterest-bearing	$20,974,111	$18,014,029
Interest-bearing	27,436,485	25,417,580
Total deposits	48,410,596	43,431,609
Securities sold under customer repurchase agreements	692,604	641,487
Federal Home Loan Bank borrowings	646,667	655,175
Subordinated debt	497,290	504,518
Other borrowings	80,531	88,470
FDIC shared-loss payable	—	15,601
Other liabilities	371,140	391,552
Total liabilities	50,698,828	45,728,412
Shareholders’ equity
Common stock:
Class A - $1 par value (16,000,000 shares authorized; 8,811,220 shares issued and outstanding at June 30, 2021 and December 31, 2020)	8,811	8,811
Class B - $1 par value (2,000,000 shares authorized; 1,005,185 shares issued and outstanding at June 30, 2021 and December 31, 2020)	1,005	1,005
Preferred stock - $0.01 par value (10,000,000 shares authorized; 345,000 shares issued and outstanding at June 30, 2021 and December 31, 2020; $1,000 per share liquidity preference)	339,937	339,937
Retained earnings	4,148,857	3,867,252
Accumulated other comprehensive (loss) income	(22,120)	12,263
Total shareholders’ equity	4,476,490	4,229,268
Total liabilities and shareholders’ equity	$55,175,318	$49,957,680

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data, unaudited)	2021	2021	2020	2021	2020
Interest income
Loans and leases	$324,288	$323,023	$326,099	$647,311	$651,647
Investment securities interest and dividend income	35,432	30,852	36,605	66,284	76,098
Overnight investments	2,105	1,448	553	3,553	5,071
Total interest income	361,825	355,323	363,257	717,148	732,816
Interest expense
Deposits	8,542	8,793	17,916	17,335	42,110
Securities sold under customer repurchase agreements	356	338	399	694	841
Federal Home Loan Bank borrowings	2,099	2,087	2,472	4,186	5,456
Subordinated debt	4,181	4,188	4,677	8,369	7,432
Other borrowings	254	265	399	519	1,183
Total interest expense	15,432	15,671	25,863	31,103	57,022
Net interest income	346,393	339,652	337,394	686,045	675,794
Provision (credit) for credit losses	(19,603)	(10,974)	20,552	(30,577)	48,907
Net interest income after provision for credit losses	365,996	350,626	316,842	716,622	626,887
Noninterest income
Wealth management services	31,753	32,198	22,371	63,951	48,783
Service charges on deposit accounts	21,883	21,536	17,522	43,419	43,935
Cardholder services, net	22,471	19,960	17,587	42,431	35,747
Mortgage income	5,929	12,991	9,811	18,920	15,035
Merchant services, net	8,532	8,917	5,363	17,449	11,251
Other service charges and fees	8,959	8,489	7,145	17,448	14,937
Insurance commissions	3,704	3,998	3,189	7,702	6,877
ATM income	1,571	1,482	1,395	3,053	2,817
Marketable equity securities gains, net	11,654	16,011	64,570	27,665	13,162
Realized gains on investment securities available for sale, net	15,830	9,207	13,752	25,037	33,547
Other	1,864	1,860	2,697	3,724	3,322
Total noninterest income	134,150	136,649	165,402	270,799	229,413
Noninterest expense
Salaries and wages	153,643	147,830	146,633	301,473	291,888
Employee benefits	35,298	35,725	30,364	71,023	68,875
Occupancy expense	28,439	29,743	29,556	58,182	57,036
Equipment expense	28,902	29,803	28,774	58,705	56,624
Processing fees paid to third parties	14,427	13,673	10,186	28,100	20,558
FDIC insurance expense	3,382	3,218	3,731	6,600	7,197
Collection and foreclosure-related expenses	173	2,198	3,949	2,371	8,003
Merger-related expenses	5,769	6,819	4,369	12,588	8,601
Other	31,545	26,917	34,117	58,462	72,868
Total noninterest expense	301,578	295,926	291,679	597,504	591,650
Income before income taxes	198,568	191,349	190,565	389,917	264,650
Income taxes	45,780	44,033	36,779	89,813	53,695
Net income	$152,788	$147,316	$153,786	$300,104	$210,955
Preferred stock dividends	4,636	4,636	4,790	9,272	4,790
Net income available to common shareholders	$148,152	$142,680	$148,996	$290,832	$206,165
Weighted average common shares outstanding	9,816,405	9,816,405	10,105,520	9,816,405	10,289,320
Earnings per common share	$15.09	$14.53	$14.74	$29.63	$20.04
Dividends declared per common share	0.47	0.47	0.40	0.94	0.80

SELECTED QUARTERLY RATIOS

	Three months ended
	June 30, 2021	March 31, 2021	June 30, 2020
SELECTED RATIOS
Book value per share at period-end	$421.39	$405.59	$367.57
Annualized return on average assets	1.13%	1.16%	1.36%
Annualized return on average equity	14.64	14.70	16.43
Total risk-based capital ratio	14.2	14.1	13.6
Tier 1 risk-based capital ratio	12.1	12.0	11.4
Common equity Tier 1 ratio	11.1	11.0	10.3
Tier 1 leverage capital ratio	7.7	7.8	8.1

ALLOWANCE FOR CREDIT LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended
(Dollars in thousands, unaudited)	June 30, 2021	March 31, 2021	June 30, 2020
ALLOWANCE FOR CREDIT LOSSES (1)
ACL at beginning of period	$210,651	$224,314	$209,259
Provision for credit losses	(19,603)	(10,974)	20,552
Net charge-offs of loans and leases:
Charge-offs	(7,528)	(8,563)	(12,064)
Recoveries	5,574	5,874	4,703
Net charge-offs of loans and leases	(1,954)	(2,689)	(7,361)
ACL at end of period	$189,094	$210,651	$222,450
ACL at end of period allocated to:
PCD	$18,740	$22,935	$26,928
Non-PCD	170,354	187,716	195,522
ACL at end of period	$189,094	$210,651	$222,450
Reserve for unfunded commitments	$11,103	$11,571	$13,685
SELECTED LOAN DATA
Average loans and leases:
PCD	$414,183	$454,521	$546,998
Non-PCD	32,628,109	32,515,793	30,992,001
Loans and leases at period-end:
PCD	396,506	432,773	530,651
Non-PCD	32,293,146	32,748,078	31,887,774
RISK ELEMENTS
Nonaccrual loans and leases	$187,464	$194,534	$197,791
Other real estate owned	43,685	48,512	53,850
Total nonperforming assets	$231,149	$243,046	$251,641
Accruing loans and leases 90 days or more past due	$3,776	$7,377	$3,796
RATIOS
Net charge-offs (annualized) to average loans and leases	0.02%	0.03%	0.09%
ACL to total loans and leases(2):
PCD	4.73	5.30	5.07
Non-PCD	0.53	0.57	0.61
Total	0.58	0.63	0.69
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.71	0.73	0.77
(1) BancShares recorded no ACL on investment securities as of June 30, 2021, December 31, 2020, or June 30, 2020.
(2) Loans originated in relation to the SBA-PPP do not have a recorded ACL. As of June 30, 2021, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.56% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.61%. As of December 31, 2020, the ratio of ACL to total Non-PCD loans excluding SBA-PPP loans was 0.67% while the ratio of ACL to total loans excluding SBA-PPP loans was 0.74%.

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN

	Three months ended
	June 30, 2021			March 31, 2021			June 30, 2020
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$33,166,049	$324,891	3.89%	$33,086,656	$323,602	3.92%	$31,635,958	$326,618	4.10%
Investment securities:
U.S. Treasury	—	—	—	383,300	171	0.18	206,575	679	1.32
Government agency	839,614	1,966	0.94	791,293	1,900	0.96	657,405	1,428	0.87
Mortgage-backed securities	8,968,779	25,273	1.13	7,882,679	20,607	1.05	7,555,947	28,532	1.51
Corporate bonds	612,516	7,806	5.10	602,883	7,742	5.14	299,250	3,782	5.06
Other investments	113,439	426	1.51	97,495	472	1.96	209,290	2,236	4.30
Total investment securities	10,534,348	35,471	1.35	9,757,650	30,892	1.27	8,928,467	36,657	1.64
Overnight investments	7,819,287	2,105	0.11	5,870,973	1,448	0.10	2,231,356	553	0.10
Total interest-earning assets	$51,519,684	$362,467	2.80	$48,715,279	$355,942	2.93	$42,795,781	$363,828	3.38
Cash and due from banks	364,303			333,069			404,517
Premises and equipment	1,242,700			1,251,542			1,260,566
Allowance for credit losses	(211,913)			(224,009)			(209,973)
Other real estate owned	46,074			48,590			55,554
Other assets	1,438,483			1,285,163			1,247,057
Total assets	$54,399,331			$51,409,634			$45,553,502
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$10,952,753	$1,504	0.06%	$10,746,225	$1,409	0.05%	$8,562,145	$1,310	0.06%
Savings	3,796,686	326	0.03	3,461,780	299	0.04	2,846,557	312	0.04
Money market accounts	9,581,775	2,634	0.11	9,008,391	2,508	0.11	7,618,883	6,519	0.34
Time deposits	2,672,900	4,078	0.61	2,805,317	4,577	0.66	3,398,979	9,775	1.16
Total interest-bearing deposits	27,004,114	8,542	0.13	26,021,713	8,793	0.14	22,426,564	17,916	0.32
Securities sold under customer repurchase agreements	677,451	356	0.21	641,236	338	0.21	659,244	399	0.24
Other short-term borrowings	—	—	—	—	—	—	45,549	248	2.16
Long-term borrowings	1,227,755	6,534	2.12	1,235,576	6,540	2.12	1,275,928	7,300	2.26
Total interest-bearing liabilities	28,909,320	$15,432	0.21	27,898,525	$15,671	0.23	24,407,285	$25,863	0.42
Demand deposits	20,746,989			18,836,485			16,719,851
Other liabilities	344,849			399,420			438,141
Shareholders' equity	4,398,173			4,275,204			3,988,225
Total liabilities and shareholders' equity	$54,399,331			$51,409,634			$45,553,502
Interest rate spread			2.59%			2.70%			2.96%
Net interest income and net yield on interest-earning assets		$347,035	2.68%		$340,271	2.80%		$337,965	3.14%
(1) Loans and leases include PCD and non-PCD loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0% for all periods presented, as well as state income tax rates of 3.3% for the three months ended June 30, 2021 and March 31, 2021, and 3.4% for the three months ended June 30, 2020. The taxable-equivalent adjustment was $642 thousand, $619 thousand, and $571 thousand for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively.